Exhibit 99.1

news release

Enbridge Energy Partners provides updated 2012 financial guidance and reaffirms distribution growth target

HOUSTON, July 2, 2012— Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) announced today that, given the decline in the natural gas liquids (“NGL”) commodity price environment, it is updating its financial outlook for full year 2012.

The Partnership expects full year adjusted net income for the current year to be between $440 million and $470 million, with adjusted EBITDA forecasted to be between $1.12 and $1.17 billion. Although the near term outlook for its natural gas business is being affected by the recent declines in NGL prices, the impact of commodity prices is significantly mitigated by the Partnership’s existing commodity hedging arrangements.

The Partnership’s distributable cash flow profile will be elevated by previously announced growth projects in liquids and natural gas. These accretive growth projects are secured predominantly by a long-term, low-risk commercial framework (i.e., cost-of-service or ship-or-pay contract structures), which are not significantly affected by fluctuations in commodity prices and are expected to begin phasing in during early 2013.

“The long-term outlook for the Partnership remains strong and the distribution is secure,” said Mark Maki, president of the Partnership. “Given recent events in the natural gas and NGL commodities market, our natural gas business will face challenges over our near term planning horizon. As such, we plan to reduce capital investment into the natural gas business in the near term,” noted Maki.

“We continue to be very encouraged by the performance of our liquids pipeline systems with very high levels of system utilization being achieved each month. We are completing several attractive growth projects that will start growing distributable cash flow in early 2013. Management is confident in the current level of the Partnership’s cash distribution and we continue to target 2 to 5 percent annual distribution growth,” said Maki.

MANAGEMENT REVIEW OF BUSINESS OUTLOOK AND UPDATED 2012 FINANCIAL GUIDANCE

Enbridge Partners will review its business outlook and updated 2012 financial guidance in an Internet presentation, commencing at 10 a.m. Eastern Time on July 3, 2012. Interested parties may watch the live webcast at the link provided below. A replay will be available shortly afterward. Presentation slides will also be available at the link below.

EEP Discusses Business Outlook and Updates 2012 Financial Guidance:

www.enbridgepartners.com/

Alternative Webcast link:

http://www.media-server.com/m/p/ins55j2f

The audio portion of the presentation will be accessible by telephone at (800) 265-0241 (Passcode: 16147607) and can be replayed until September 30, 2012 by calling (888) 286-8010 (Passcode: 86890657). An audio replay will also be available from either of the website addresses above.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 13 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 70 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 2.5 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 14 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE:ENB) (TSX:ENB) (www.enbridge.com) is the general partner and holds an approximate 23 percent interest in the Partnership.

LEGAL NOTICE

This news release includes forward-looking statements, which are statements that frequently use words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” “target” “will” And similar words. Although we believe that such forward-looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond the Partnership’s’ ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance, including those related to Lines 6A and 6B; (6) changes in or challenges to Enbridge Partners’ tariff rates; and (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission; including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at the Partnership’s web site.

FOR FURTHER INFORMATION PLEASE CONTACT

Investor Relations Contact:	Media Contact:

Sanjay Lad	Terri Larson
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 353-6317
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

Website: enbridgepartners.com

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